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                     June 29, 2023

       Xiaoping Chen
       Chief Executive Officer
       Viomi Technology Co., Ltd
       Wansheng Square, Rm 1302 Tower C
       Xingang East Road , Haizhu District
       Guangzhou, Guangdong , 510220
       People   s Republic of China

                                                        Re: Viomi Technology
Co., Ltd
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed April 25,
2023
                                                            File No. 001-38649

       Dear Xiaoping Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing